EXHIBIT 5


                            FREDRIKSON & BYRON, P.A.
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000


                                 August 28, 2001


Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota  55432

Ladies/Gentlemen:

         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 2,683,845 shares of Common Stock, $.10 par value (the "Shares"), of Medtronic, Inc., a Minnesota corporation (the "Company"), pursuant to outstanding stock options assumed by the Company in connection with its acquisition of MiniMed Inc., we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

         The foregoing opinions are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        FREDRIKSON & BYRON, P.A.


                                                        By: /s/ John F. Wurm
                                                            --------------------
                                                            John F. Wurm